Exhibit 99.1

InterDigital Announces New Patent License Agreement with SANYO Electric Co., Ltd; Agreement Covers all 2G and 3G Standards, Including cdma2000

     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--June 3, 2004--InterDigital Communications Corporation (NASDAQ:IDCC), a leading architect, designer and provider of wireless technology and product platforms announced today that its patent holding subsidiaries have entered into a worldwide, non-exclusive, royalty-bearing patent license agreement with SANYO Electric Co., Ltd, covering terminal units and infrastructure compliant with all 2G and 3G standards. The new license agreement updates and expands a 1998 agreement between SANYO and InterDigital Technology Corporation covering products compliant with TDMA-based standards.
     Under the new agreement, SANYO is obligated to pay InterDigital an upfront amount of approximately $27 million, which amount can be paid in full early in the third quarter 2004 or in two installments ($17.5 million in third quarter 2004 and $10 million in first quarter 2005). Given the complexity of accounting for revenue associated with an agreement utilizing running royalties, time-based royalties and exhaustion of pre-paid units, the Company and its auditors have not finalized the manner in which revenue will be recognized for payments to be received under this agreement. The Company will provide appropriate guidance in a future SEC filing once the revenue recognition evaluation is complete.

     About InterDigital

     InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

     About SANYO Electric Co., Ltd.

     SANYO Electric Co., Ltd. was incorporated in 1950, and is a global leader in multimedia & mobile communications today. SANYO's products and services that offer complete customer satisfaction; concern for the environment these are the ideals that inspire the SANYO Electric Group. SANYO's business covers a broad range of AV/information and communications equipment including mobile phones (PDC, PHS, CDMA), home appliances, industrial and commercial equipment, electronic devices, batteries, housing and other products. SANYO is the world's largest manufacturer of digital cameras and rechargeable batteries, also the world's second largest manufacture of LCD projectors.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
             or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com